News Release

FOR IMMEDIATE RELEASE	Contact:	Travis Lan
Senior Executive Vice President and
Chief Financial Officer
973-686-5007

VALLEY NATIONAL BANCORP REPORTS FOURTH QUARTER 2025 RESULTS

New York, NY – January 29, 2026 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter 2025 of $195.4 million, or $0.33 per diluted common share, as compared to the third quarter 2025 net income of $163.4 million, or $0.28 per diluted common share, and net income of $115.7 million, or $0.20 per diluted common share, for the fourth quarter 2024. Excluding all non-core income and charges, our adjusted net income (a non-GAAP measure) was $180.2 million, or $0.31 per diluted common share, for the fourth quarter 2025, $164.1 million, or $0.28 per diluted common share, for the third quarter 2025, and $75.7 million, or $0.13 per diluted common share, for the fourth quarter 2024. See further details below, including a reconciliation of our adjusted net income, in the "Consolidated Financial Highlights" tables.

Ira Robbins, CEO, commented, "Valley's momentum accelerated throughout 2025 and enabled us to deliver strong balance sheet growth, improved profitability, and report record quarterly earnings in the fourth quarter. I am extremely proud of our diverse core deposit and disciplined loan growth, which both supported the meaningful improvement in our net interest margin."
Mr. Robbins continued, "Ongoing investments in talent, technology and branding are contributing to our strong relationship pipeline and continue to enhance our client experience. In 2026, we anticipate that thoughtful balance sheet growth and consistent core profitability improvement will drive superior performance and create additional value for our shareholders."
Key financial highlights for the fourth quarter 2025:
•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $466.1 million for the fourth quarter 2025 increased $18.7 million and $41.9 million as compared to the third quarter 2025 and fourth quarter 2024, respectively. Our net interest margin on a tax equivalent basis increased by 12 basis points to 3.17 percent in the fourth quarter 2025 as compared to 3.05 percent for the third quarter 2025. The increases from the third quarter 2025 were primarily due to (i) strong non-interest deposit growth which contributed to a 24 basis point decline in our cost of total average deposits, (ii) a continued decline in higher-cost indirect customer time deposits and (iii) an earning assets mix shift towards higher yielding loans and a reduction in excess average overnight interest bearing cash balances. Additionally, the negative impact of downward repricing on adjustable rate loans on both net interest income and margin was mitigated by loan growth in the fourth quarter 2025. See additional details in the "Net Interest Income and Margin" section below.
•Loan Portfolio: Total loans increased $863.9 million, or 7.0 percent on an annualized basis, to $50.1 billion at December 31, 2025 from September 30, 2025 mostly due to increases of $560.6 million and $203.7 million in total commercial real estate (CRE) loans and commercial

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2025 Earnings
January 29, 2026

and industrial (C&I) loans, respectively. New owner occupied loans continued to drive a disproportionate amount of growth within the CRE loan portfolio during the fourth quarter 2025, while loan originations from a range of relationship-driven small to midsize clients contributed to the increase in C&I loans at December 31, 2025. Our CRE loan concentration ratio (defined as total CRE loans held for investment and held for sale, excluding owner occupied loans, as a percentage of total risk-based capital) declined to approximately 333 percent at December 31, 2025 from 337 percent at September 30, 2025. See the "Loans" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $596.1 million and $598.6 million at December 31, 2025 and September 30, 2025, respectively, representing 1.19 percent and 1.21 percent of total loans at each respective date. During the fourth quarter 2025, the provision for credit losses for loans was $20.0 million as compared to $19.2 million and $107.0 million for the third quarter 2025 and fourth quarter 2024, respectively. See the "Credit Quality" section below for more details.
•Credit Quality: Net loan charge-offs totaled $22.6 million for the fourth quarter 2025 as compared to $14.6 million and $98.3 million for the third quarter 2025 and fourth quarter 2024, respectively. Non-accrual loans totaled $433.9 million, or 0.87 percent of total loans, at December 31, 2025 as compared to $421.5 million, or 0.86 percent of total loans, at September 30, 2025. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $56.6 million to $141.3 million, or 0.28 percent of total loans, at December 31, 2025 as compared to $84.8 million, or 0.17 percent of total loans, at September 30, 2025. The increase was mainly due to two larger well-secured CRE loans within the 30 to 59 days past due delinquency category at December 31, 2025. See the "Credit Quality" section below for more details.
•Deposits: Total deposits increased $1.0 billion to $52.2 billion at December 31, 2025 from September 30, 2025 mainly due to a $495.8 million increase in non-interest bearing deposits generated from both commercial and retail customers and continued deposit inflows from commercial customer and government deposits in the savings, NOW and money market deposit category during the fourth quarter 2025. Total direct customer deposits increased approximately $1.5 billion, enabling a $472.2 million reduction in higher-cost indirect customer (brokered) deposits during the fourth quarter 2025. See the "Deposits" section below for more details.
•Non-Interest Income: Non-interest income increased $11.5 million to $76.3 million for the fourth quarter 2025 as compared to the third quarter 2025 mainly driven by increases of $5.7 million, $2.1 million and $1.9 million in capital markets, wealth management and trust fees, and other income, respectively. The increases were mostly due to growth in interest rate swap transactions executed for commercial loan customers, brokerage fees, and tax credit advisory fees during the fourth quarter 2025.
•Non-Interest Expense: Non-interest expense increased $17.4 million to $299.4 million for the fourth quarter 2025 as compared to the third quarter 2025 largely due to increases of $9.7 million and $7.0 million in other non-interest expense and amortization of tax credit investments, respectively. The increase in other non-interest expense was largely driven by

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2025 Earnings
January 29, 2026

several higher variable expenses within the category, including those related to Valley's new brand campaign, seasonal travel and events, other real estate owned and general operating expense. The increase in amortization of tax credit investments was mainly driven by additional tax advantaged investments during the fourth quarter 2025. Additionally, professional and legal fees increased $2.6 million as compared to the third quarter 2025 mostly due to our continued investment in enhancements to our business operating model and other transformation efforts. These increases were partially offset by declines in FDIC insurance assessment and salary and employee benefits expense during the fourth quarter 2025.
•Income Tax Expense: Income tax expense totaled $26.3 million and $46.6 million for the fourth and third quarter 2025, respectively. The fourth quarter tax expense was net of a $11.4 million tax refund benefit realized due to the closure of a federal audit. As a result of this tax benefit and additional investments in tax credits, our effective tax rate was 11.9 percent for the fourth quarter 2025 as compared to 22.2 percent for the third quarter 2025.

•Efficiency Ratio: Our efficiency ratio was 53.49 percent for the fourth quarter 2025 as compared to 53.37 percent and 57.21 percent for the third quarter 2025 and fourth quarter 2024, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE), and tangible common shareholders’ equity (ROTCE) were 1.24 percent, 10.12 percent, and 14.17 percent for the fourth quarter 2025, respectively. Annualized ROA, ROE, and ROTCE, adjusted for non-core items, were 1.14 percent, 9.33 percent, and 13.06 percent for the fourth quarter 2025, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
Net Interest Income and Margin
Net interest income on a tax equivalent basis of $466.1 million for the fourth quarter 2025 increased $18.7 million and $41.9 million as compared to the third quarter 2025 and fourth quarter 2024, respectively, largely resulting from a decline in the cost of deposits and additional interest income from growth in average loans and taxable investments. Total interest expense decreased $29.8 million to $350.9 million for the fourth quarter 2025 as compared to the third quarter 2025. The decrease was largely the result of (i) strong non-interest bearing deposit growth, (ii) lower interest rates offered on most interest bearing deposit products, and (iii) the repayment of maturing higher-cost indirect customer time deposits during the second half of 2025. Interest income on a tax equivalent basis also decreased $11.1 million to $817.0 million for the fourth quarter 2025 as compared to the third quarter 2025. The decrease mostly resulted from downward repricing of adjustable rate loans, partially offset by the aforementioned additional interest income from both new loans and taxable investments in the fourth quarter 2025.
Net interest margin on a tax equivalent basis of 3.17 percent for the fourth quarter 2025 increased 12 basis points and 25 basis points from 3.05 percent and 2.92 percent, respectively, for the third quarter 2025 and fourth quarter 2024. The increase as compared to the third quarter 2025 was mostly due to a 24 basis point decrease in our cost of total average deposits to 2.45 percent for the fourth quarter 2025, partially offset by the negative impact of the lower yield on average interest earning assets. The overall

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2025 Earnings
January 29, 2026

cost of average interest bearing liabilities decreased by 27 basis points to 3.30 percent for the fourth quarter 2025 as compared to the linked third quarter 2025. The yield on average interest earning assets decreased by 9 basis points to 5.56 percent on a linked quarter basis largely due to downward repricing of our adjustable rate loans and the lower yield on overnight interest bearing cash balances, partially offset by higher yields on new loans and investment securities during the fourth quarter 2025.
Loans, Deposits and Other Borrowings
Loans. Total loans increased $863.9 million, or 7.0 percent on an annualized basis, to $50.1 billion at December 31, 2025 from September 30, 2025. C&I loans grew by $203.7 million, or 7.6 percent on an annualized basis, to $11.0 billion at December 31, 2025 from September 30, 2025 largely driven by new originations from a range of relationship-driven small to midsize clients as a result of our continued focus on expansion of new loan production within this category. Total CRE (including construction) loans increased $560.6 million to $29.2 billion at December 31, 2025 from September 30, 2025 largely due to a $532.6 million, or 34.9 percent on an annualized basis, increase in owner occupied loans. Non-owner occupied loans decreased $103.0 million from September 30, 2025 mainly due to our targeted runoff of transactional loans in this category, which outpaced our selective loan originations in fourth quarter 2025. Construction loans decreased $46.0 million from September 30, 2025 largely due to the completion of existing projects that moved to permanent financing or repaid. At December 31, 2025, the residential mortgage loan portfolio increased $30.8 million to $5.8 billion from September 30, 2025 mainly due to a modest increase in new loan originations. Total consumer loans also increased $68.8 million, or 6.8 percent on an annualized basis, to $4.1 billion at December 31, 2025 from September 30, 2025 primarily due to the combined growth in home equity loans and other collateralized personal lines of credit.
Deposits. Total deposits increased $1.0 billion to $52.2 billion at December 31, 2025 from September 30, 2025 mainly due to a $1.4 billion increase in savings, NOW and money market deposits and a $495.8 million increase in non-interest bearing deposits, which were partially offset by a $845.9 million decrease in time deposits. The increase in savings, NOW and money market deposit balances from September 30, 2025 was largely due to deposit inflows from commercial customer and government deposit accounts. The increase in non-interest bearing deposits to $12.2 billion at December 31, 2025 as compared to $11.7 billion at September 30, 2025 was generated from our relationship-driven commercial banking efforts, as well as inflows from retail customers during the fourth quarter 2025. The decrease in time deposit balances to $11.4 billion at December 31, 2025 was mainly driven by the repayment of maturing indirect customer CDs during the fourth quarter 2025. Total indirect customer deposits (consisting of brokered time and money market deposits) totaled $5.4 billion and $5.8 billion at December 31, 2025 and September 30, 2025, respectively. Non-interest bearing deposits; savings, NOW, and money market deposits; and time deposits represented approximately 23 percent, 55 percent and 22 percent of total deposits as of December 31, 2025, respectively, as compared to 23 percent, 53 percent and 24 percent of total deposits as of September 30, 2025, respectively.
Other Borrowings. Short-term borrowings, consisting of securities sold under repurchase agreements, increased $40.4 million to $91.5 million at December 31, 2025 from September 30, 2025. Long-term borrowings totaled approximately $2.9 billion at December 31, 2025 and remained relatively unchanged from September 30, 2025.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2025 Earnings
January 29, 2026

Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets increased $12.4 million to $439.8 million at December 31, 2025 compared to $427.3 million at September 30, 2025. Non-accrual loans increased $12.4 million to $433.9 million, or 0.87 percent of total loans at December 31, 2025 as compared $421.5 million, or 0.86 percent of total loans, at September 30, 2025. Non-accrual construction loans at December 31, 2025 decreased from September 30, 2025 mainly as the result of one well-secured loan returning to accrual status due to its performance during the fourth quarter 2025. This decrease was more than offset by an increase in non-accrual C&I loans primarily driven by a larger loan with meaningful specific allocated reserves within the allowance for loan losses at December 31, 2025.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $56.6 million to $141.3 million, or 0.28 percent of total loans, at December 31, 2025 as compared to $84.8 million, or 0.17 percent of total loans, at September 30, 2025.
Loans 30 to 59 days past due increased $56.5 million to $120.0 million at December 31, 2025 as compared to September 30, 2025 primarily driven by increases in both CRE and C&I loan delinquencies. CRE loans 30 to 59 days past due increased $46.4 million largely due to two large loans totaling a combined $44.4 million at December 31, 2025.
Loans 60 to 89 days past due increased $567 thousand to $16.7 million at December 31, 2025 as compared to September 30, 2025 mainly due to higher residential mortgage loans delinquencies, largely offset by a $6.0 million CRE loan that migrated from this delinquency category to non-accrual loans during the fourth quarter 2025.
Loans 90 days or more past due and still accruing interest totaled $4.6 million at December 31, 2025 and modestly decreased from $5.0 million at September 30, 2025. All loans 90 days or more past due and still accruing interest are well-secured and in the process of collection.
Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at December 31, 2025, September 30, 2025 and December 31, 2024:

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2025 Earnings
January 29, 2026

	December 31, 2025		September 30, 2025		December 31, 2024
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$180,865	1.65%	$161,848	1.50%	$173,002	1.74%
Commercial real estate loans:
Commercial real estate	271,890	1.02	297,685	1.14	251,351	0.95
Construction	55,536	2.25	51,908	2.06	52,797	1.70
Total commercial real estate loans	327,426	1.12	349,593	1.22	304,148	1.03
Residential mortgage loans	53,529	0.92	51,094	0.88	58,895	1.05
Consumer loans:
Home equity	3,878	0.56	3,735	0.57	3,379	0.56
Auto and other consumer	17,702	0.52	18,730	0.55	19,426	0.65
Total consumer loans	21,580	0.53	22,465	0.56	22,805	0.64
Allowance for loan losses	583,400	1.16	585,000	1.19	558,850	1.15
Allowance for unfunded credit commitments	12,700		13,604		14,478
Total allowance for credit losses for loans	$596,100		$598,604		$573,328
Allowance for credit losses for
loans as a % of loans		1.19%		1.21%		1.17%

Our loan portfolio, totaling $50.1 billion at December 31, 2025, had net loan charge-offs totaling $22.6 million for the fourth quarter 2025 as compared to $14.6 million and $98.3 million for the third quarter 2025 and the fourth quarter 2024, respectively. Gross loan charge-offs totaled $25.1 million for the fourth quarter 2025 and were due, in part, to partial charge-offs of three non-performing loan relationships within the CRE loan category. The three CRE loans had prior total allocated reserves of $8.8 million within the allowance for loan losses at September 30, 2025.
The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.19 percent at December 31, 2025, 1.21 percent at September 30, 2025 and 1.17 percent at December 31, 2024. During the fourth quarter 2025, the provision for credit losses for loans totaled $20.0 million as compared to $19.2 million for the third quarter 2025 and $107.0 million for the fourth quarter 2024. The fourth quarter 2025 provision was mainly driven by increases in both specific reserves associated with collateral dependent loans and qualitative reserve components of the allowance for credit losses, partially offset by a decline in quantitative reserves in certain loan categories, including CRE and consumer loans, at December 31, 2025.
Capital Adequacy
Valley's total risk-based capital, Tier 1 capital, common equity Tier 1 capital, and Tier 1 leverage capital ratios were 13.77 percent, 11.69 percent, 10.99 percent, and 9.63 percent, respectively, at

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2025 Earnings
January 29, 2026

December 31, 2025 as compared to 13.83 percent, 11.72 percent, 11.00 percent, and 9.52 percent, respectively, at September 30, 2025. During the fourth quarter 2025, we repurchased 4.3 million shares of our common stock at an average price of $10.93 under our current stock repurchase plan. During the year ended December 31, 2025, we repurchased a total of 6.1 million shares of our common stock at an average price of $10.41 under this plan.
Investor Conference Call
Valley's CEO Ira Robbins will host a conference call with investors and the financial community at 8:30 A.M. (ET), today to discuss Valley's fourth quarter 2025 earnings and related matters. Interested parties should pre-register using this link: https://register.vevent.com/register to receive the dial-in number and a personal PIN, which are required to access the conference call. The teleconference will also be webcast live: https://edge.media-server.com/ and archived on Valley’s website through February 23, 2026. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp (NASDAQ: VLY), Valley National Bank is a regional financial institution with approximately $64 billion in assets. Founded in 1927, Valley has more than 200 offices nationwide and serves individuals, families, and businesses across New Jersey, New York, Florida, Alabama, California, and Illinois. Valley delivers a full range of consumer, commercial, and wealth management solutions designed to support everything from homeownership and business growth to long-term financial planning. Big enough to support complex financial needs and small enough to stay deeply connected, Valley is grounded in a relationship-led approach focused on understanding people first. That same relationship-led approach guides Valley’s commitment to community investment and responsible corporate citizenship. To learn more, visit www.valley.com or call the Valley Customer Care Center at 800-522-4100.
Forward-Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by forward-looking terminology such as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
•the impact of market interest rates and monetary and fiscal policies of the U.S. federal government and its agencies in connection with prolonged inflationary pressures, which could have a material adverse effect on our clients, our business, our employees, and our ability to provide services to our customers;

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2025 Earnings
January 29, 2026

•the impact of unfavorable macroeconomic conditions or downturns, including instability or volatility in financial markets resulting from the impact of tariffs and other trade policies and practices, any retaliatory actions, related market uncertainty, or other factors; U.S. government debt default or rating downgrade; unanticipated loan delinquencies; loss of collateral; decreased service revenues; increased business disruptions or failures; reductions in employment; and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as new legislation and policy changes under the current U.S. presidential administration, any shutdown of the U.S federal government, geopolitical instabilities or events, natural and other disasters, including severe weather events and other climate-related risks, health emergencies, acts of terrorism, or other external events;
•the impact of any potential instability within the U.S. financial sector or future bank failures, including the possibility of a run on deposits by a coordinated deposit base, and the impact of any actual or perceived concerns regarding the soundness, or creditworthiness, of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including FDIC insurance assessments, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;
•the impact of negative public opinion regarding Valley or banks in general that damages our reputation and adversely impacts business and revenues;
•changes in the statutes, regulations, policies, enforcement priorities, or composition of the federal bank regulatory agencies;
•the loss of or decrease in lower-cost funding sources within our deposit base;
•investigations, damage verdicts, settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment-related claims, and other matters;
•a prolonged downturn and contraction in the economy, as well as any decline in commercial real estate values collateralizing a significant portion of our loan portfolio;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations, and case law;
•the inability to grow customer deposits to keep pace with the level of loan growth;
•a material change in our allowance for credit losses due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•changes in our business, strategy, market conditions or other factors that may negatively impact the estimated fair value of our goodwill and other intangible assets and result in future impairment charges;
•greater than expected technology-related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•increased competitive challenges and competitive pressure on pricing of our products and services;

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2025 Earnings
January 29, 2026

•our ability to stay current with rapid technological changes and evolving legal and regulatory requirements in the financial services industry, including developments relating to the use of artificial intelligence, blockchain, and related regulatory developments, as well as our ability to effectively assess and monitor the effects of, and risks associated with, the implementation and use of such technology;
•cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our or our third-party service providers’ websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks, and the increasing sophistication of such attacks and use of targeted tactics against the financial services industry;
•any disruption of our systems and network, or those of our third-party service providers, resulting from events that are wholly or partially beyond our control, including, for example, electrical, telecommunications, or other major service outages, or actions by employees, which may give rise to financial loss or liability;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank, the Consumer Financial Protection Bureau and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•application of heightened regulatory standards for certain large insured national banks, and the expenses we will incur to develop policies, programs, and systems that comply with the enhanced standards applicable to us;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements, or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather and other climate-related risks, pandemics or other public health crises, acts of terrorism or other external events;
•our ability to successfully execute our business plan and strategic initiatives; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, risk mitigation strategies, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2024.
The financial results and disclosures reported in this release are preliminary. Final 2025 financial results and other disclosures will be reported in our Annual Report on Form 10-K for the year ended December 31, 2025, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required by law. Although we believe that the

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2025 Earnings
January 29, 2026

expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2025	2025	2024	2025	2024
FINANCIAL DATA:
Net interest income - FTE (1)	$466,143	$447,473	$424,277	$1,768,668	$1,633,920
Net interest income	464,907	446,224	422,977	1,763,644	1,628,708
Non-interest income	76,341	64,887	51,202	262,126	224,501
Total revenue	541,248	511,111	474,179	2,025,770	1,853,209
Non-interest expense	299,401	281,985	278,582	1,142,126	1,105,860
Pre-provision net revenue	241,847	229,126	195,597	883,644	747,349
Provision for credit losses	20,143	19,171	106,536	139,774	308,830
Income tax expense (benefit)	26,301	46,600	(26,650)	145,887	58,248
Net income	195,403	163,355	115,711	597,983	380,271
Dividends on preferred stock	7,434	7,644	7,025	28,981	21,369
Net income available to common stockholders	$187,969	$155,711	$108,686	$569,002	$358,902
Weighted average number of common shares outstanding:
Basic	558,104,197	560,504,275	536,159,463	559,637,823	515,755,365
Diluted	562,214,037	563,636,933	540,087,600	563,832,550	517,991,801
Per common share data:
Basic earnings	$0.34	$0.28	$0.20	$1.02	$0.70
Diluted earnings	0.33	0.28	0.20	1.01	0.69
Cash dividends declared	0.11	0.11	0.11	0.44	0.44
Closing stock price - high	12.08	11.10	10.78	12.08	10.80
Closing stock price - low	9.72	9.18	8.70	7.87	6.52
FINANCIAL RATIOS:
Net interest margin	3.17%	3.04%	2.91%	3.04%	2.84%
Net interest margin - FTE (1)	3.17	3.05	2.92	3.05	2.85
Annualized return on average assets	1.24	1.04	0.74	0.96	0.61
Annualized return on avg. shareholders' equity	10.12	8.58	6.38	7.89	5.51
NON-GAAP FINANCIAL DATA AND RATIOS: (2)
Basic earnings per share, as adjusted	$0.31	$0.28	$0.13	$0.99	$0.62
Diluted earnings per share, as adjusted	0.31	0.28	0.13	0.99	0.62
Annualized return on avg. assets, as adjusted	1.14%	1.04%	0.48%	0.94%	0.55%
Annualized return on avg. shareholders' equity, as adjusted	9.33	8.62	4.17	7.71	4.98
Annualized return on avg. tangible common shareholders' equity	14.17	12.05	9.20	11.14	8.15
Annualized return on avg. tangible common shareholders' equity, as adjusted	13.06	12.10	5.98	10.89	7.36
Efficiency ratio	53.49	53.37	57.21	54.44	57.98

AVERAGE BALANCE SHEET ITEMS:
Assets	$63,255,554	$63,046,215	$62,865,338	$62,484,314	$61,973,902
Interest earning assets	58,755,395	58,623,153	58,214,783	57,962,900	57,317,926
Loans	49,614,838	49,270,853	49,730,130	49,146,291	50,030,586
Interest bearing liabilities	42,503,586	42,677,630	42,765,949	42,088,737	42,142,087
Deposits	51,361,780	51,167,324	50,726,080	50,404,292	49,777,963
Shareholders' equity	7,722,962	7,616,810	7,255,159	7,581,374	6,900,204

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
BALANCE SHEET ITEMS:	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2025	2025	2025	2025	2024
Assets	$64,132,725	$63,018,614	$62,705,358	$61,865,655	$62,491,691
Total loans	50,136,728	49,272,823	49,391,420	48,657,128	48,799,711
Deposits	52,183,093	51,175,758	50,725,284	49,965,844	50,075,857
Shareholders' equity	7,807,698	7,695,374	7,575,421	7,499,897	7,435,127

LOANS:
(In thousands)
Commercial and industrial	$10,961,519	$10,757,857	$10,870,036	$10,150,205	$9,931,400
Commercial real estate:
Non-owner occupied	11,571,127	11,674,103	11,747,491	11,945,222	12,344,355
Multifamily	8,571,713	8,394,694	8,434,173	8,420,385	8,299,250
Owner occupied	6,629,909	6,097,319	5,789,397	5,722,014	5,886,620
Construction	2,471,233	2,517,258	2,854,859	3,026,935	3,114,733
Total commercial real estate	29,243,982	28,683,374	28,825,920	29,114,556	29,644,958
Residential mortgage	5,826,192	5,795,395	5,709,971	5,636,407	5,632,516
Consumer:
Home equity	687,680	655,872	634,553	602,161	604,433
Automobile	2,184,600	2,191,976	2,178,841	2,041,227	1,901,065
Other consumer	1,232,755	1,188,349	1,172,099	1,112,572	1,085,339
Total consumer loans	4,105,035	4,036,197	3,985,493	3,755,960	3,590,837
Total loans	$50,136,728	$49,272,823	$49,391,420	$48,657,128	$48,799,711

CAPITAL RATIOS:
Book value per common share	$13.39	$13.09	$12.89	$12.76	$12.67
Tangible book value per common share (2)	9.85	9.57	9.35	9.21	9.10
Tangible common equity to tangible assets (2)	8.82%	8.79%	8.63%	8.61%	8.40%
Tier 1 leverage capital	9.63	9.52	9.49	9.41	9.16
Common equity tier 1 capital	10.99	11.00	10.85	10.80	10.82
Tier 1 risk-based capital	11.69	11.72	11.57	11.53	11.55
Total risk-based capital	13.77	13.83	13.67	13.91	13.87

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
ALLOWANCE FOR CREDIT LOSSES:	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2025	2025	2024	2025	2024
Allowance for credit losses for loans
Beginning balance	$598,604	$594,020	$564,671	$573,328	$465,550
Loans charged-off:
Commercial and industrial	(5,958)	(2,745)	(31,784)	(62,348)	(68,299)
Commercial real estate	(16,034)	(11,776)	(69,218)	(54,693)	(125,858)
Construction	—	(541)	—	(1,704)	(12,637)
Residential mortgage	—	(26)	(29)	(72)	(29)
Total consumer	(3,060)	(1,478)	(2,621)	(8,891)	(8,289)
Total loans charged-off	(25,052)	(16,566)	(103,652)	(127,708)	(215,112)
Charged-off loans recovered:
Commercial and industrial	636	1,169	1,452	5,404	6,038
Commercial real estate	1,096	206	3,138	1,739	3,595
Construction	193	—	—	648	1,535
Residential mortgage	180	56	81	441	140
Total consumer	397	548	673	2,561	2,194
Total loans recovered	2,502	1,979	5,344	10,793	13,502
Total net charge-offs	(22,550)	(14,587)	(98,308)	(116,915)	(201,610)
Provision for credit losses for loans	20,046	19,171	106,965	139,687	309,388
Ending balance	$596,100	$598,604	$573,328	$596,100	$573,328
Components of allowance for credit losses for loans:
Allowance for loan losses	$583,400	$585,000	$558,850	$583,400	$558,850
Allowance for unfunded credit commitments	12,700	13,604	14,478	12,700	14,478
Allowance for credit losses for loans	$596,100	$598,604	$573,328	$596,100	$573,328
Components of provision for credit losses for loans:
Provision for credit losses for loans	$20,950	$20,087	$108,831	$141,465	$314,380
(Credit) provision for unfunded credit commitments	(904)	(916)	(1,866)	(1,778)	(4,992)
Total provision for credit losses for loans	$20,046	$19,171	$106,965	$139,687	$309,388

Annualized ratio of total net charge-offs to average loans	0.18%	0.12%	0.79%	0.24%	0.40%
Allowance for credit losses as a % of total loans	1.19%	1.21%	1.17%	1.19%	1.17%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY:	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands)	2025	2025	2025	2025	2024
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$11,177	$912	$10,451	$3,609	$2,389
Commercial real estate	72,810	26,371	42,884	170	20,902
Construction	—	—	35,000	—	—
Residential mortgage	21,615	23,556	21,744	16,747	21,295
Total consumer	14,420	12,728	12,878	12,887	12,552
Total 30 to 59 days past due	120,022	63,567	122,957	33,413	57,138
60 to 89 days past due:
Commercial and industrial	1,274	1,061	1,095	420	1,007
Commercial real estate	—	6,033	60,601	—	24,903
Residential mortgage	10,181	5,040	7,627	7,700	5,773
Total consumer	5,269	4,023	4,001	2,408	4,484
Total 60 to 89 days past due	16,724	16,157	73,324	10,528	36,167
90 or more days past due:
Commercial and industrial	—	—	—	—	1,307
Commercial real estate	212	—	—	—	—
Residential mortgage	3,300	3,911	2,062	6,892	3,533
Total consumer	1,070	1,125	859	864	1,049
Total 90 or more days past due	4,582	5,036	2,921	7,756	5,889
Total accruing past due loans	$141,328	$84,760	$199,202	$51,697	$99,194
Non-accrual loans:
Commercial and industrial	$138,321	$92,214	$90,973	$110,146	$136,675
Commercial real estate	236,221	235,754	193,604	172,011	157,231
Construction	9,140	48,248	24,068	24,275	24,591
Residential mortgage	44,424	38,949	41,099	35,393	36,786
Total consumer	5,832	6,324	4,615	4,626	4,215
Total non-accrual loans	433,938	421,489	354,359	346,451	359,498
Other real estate owned (OREO)	4,531	4,783	4,783	7,714	12,150
Other repossessed assets	1,286	1,065	1,642	2,054	1,681
Total non-performing assets	$439,755	$427,337	$360,784	$356,219	$373,329
Total non-accrual loans as a % of loans	0.87%	0.86%	0.72%	0.71%	0.74%
Total accruing past due and non-accrual loans as a % of loans	1.15%	1.03%	1.12%	0.82%	0.94%
Allowance for losses on loans as a % of non-accrual loans	134.44%	138.79%	163.53%	166.89%	155.45%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)
Non-GAAP Reconciliations. This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. The Company believes that the non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Non-GAAP Reconciliations to GAAP Financial Measures

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2025	2025	2024	2025	2024
Adjusted net income available to common shareholders (non-GAAP):
Net income, as reported (GAAP)	$195,403	$163,355	$115,711	$597,983	$380,271
Add: Restructuring charge (a)	630	3,854	1,085	5,284	2,039
Add: Loss on extinguishment of debt	—	—	—	922	—
Add: Net losses on the sale of commercial real estate loans (b)	—	—	7,866	—	13,660
Add: Litigation reserve (c)	(239)	1,012	—	773	—
Less: FDIC Special assessment (d)	(5,672)	(3,817)	—	(9,489)	8,757
Less: Litigation settlements (e)	—	—	—	—	(7,334)
Less: (Gains) losses on available for sale and held to maturity debt securities, net (f)	—	(28)	3	(17)	15
Less: Gain on sale of commercial premium finance lending division (g)	—	—	—	—	(3,629)
Less: Income tax benefit (h)	(11,417)	—	(46,431)	(11,417)	(46,431)
Total non-GAAP adjustments to net income	$(16,698)	$1,021	$(37,477)	$(13,944)	$(32,923)
Income tax adjustments related to non-GAAP adjustments (i)	1,505	(288)	(2,520)	740	(3,789)
Net income, as adjusted (non-GAAP)	180,210	164,088	75,714	584,779	343,559
Dividends on preferred stock	7,434	7,644	7,025	28,981	21,369
Net income available to common shareholders, as adjusted (non-GAAP)	$172,776	$156,444	$68,689	$555,798	$322,190
_____________
(a) Represents severance expense related to workforce reductions within salary and employee benefits expense.
(b) Represents actual and mark to market losses on bulk performing commercial real estate loan sales included in gains (losses) on sales of loans, net.
(c) Represents the change in legal reserves and settlement charges included in professional and legal fees.
(d) Represents the (decrease) increase in estimated special assessment losses included in the FDIC insurance assessment expense.
(e) Represents recoveries from legal settlements included in other income.
(f) Included in gains on securities transactions, net.
(g) Included in other income within non-interest income.
(h) Represent tax benefits from discrete tax events included in income tax expense (benefit).
(i) Calculated using the appropriate blended statutory tax rate for the applicable period.

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2025	2025	2024	2025	2024
Adjusted per common share data (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$172,776	$156,444	$68,689	$555,798	$322,190
Weighted average number of shares outstanding	558,104,197	560,504,275	536,159,463	559,637,823	515,755,365
Basic earnings, as adjusted (non-GAAP)	$0.31	$0.28	$0.13	$0.99	$0.62
Weighted average number of diluted shares outstanding	562,214,037	563,636,933	540,087,600	563,832,550	517,991,801
Diluted earnings, as adjusted (non-GAAP)	$0.31	$0.28	$0.13	$0.99	$0.62
Adjusted annualized return on average tangible common shareholder's equity (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$172,776	$156,444	$68,689	$555,798	$322,190
Add: Amortization of other intangible assets (net of tax), other than loan servicing rights	5,027	5,112	5,377	20,878	22,210
Net income available to common shareholders excluding intangible amortization, as adjusted (non-GAAP)	177,803	161,556	74,066	576,676	344,400
Average shareholders' equity	7,722,962	7,616,810	7,255,159	7,581,374	6,900,204
Less: Average preferred shareholders equity	354,345	354,345	354,345	354,345	268,622
Less: Average goodwill (net of deferred tax liability)	1,858,851	1,859,614	1,859,614	1,858,851	1,859,614
Less: Average intangible assets (net of deferred tax liability), other than loan servicing rights	63,235	62,905	83,415	72,951	94,807
Average tangible common shareholders' equity	$5,446,531	$5,339,946	$4,957,785	$5,295,227	$4,677,161
Annualized return on average tangible common shareholders' equity, as adjusted (non-GAAP)	13.06%	12.10%	5.98%	10.89%	7.36%
Adjusted annualized return on average assets (non-GAAP):
Net income, as adjusted (non-GAAP)	$180,210	$164,088	$75,714	$584,779	$343,559
Average assets	63,255,554	63,046,215	62,865,338	62,484,314	61,973,902
Annualized return on average assets, as adjusted (non-GAAP)	1.14%	1.04%	0.48%	0.94%	0.55%
Adjusted annualized return on average shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$180,210	$164,088	$75,714	$584,779	$343,559
Average shareholders' equity	7,722,962	7,616,810	7,255,159	7,581,374	6,900,204
Annualized return on average shareholders' equity, as adjusted (non-GAAP)	9.33%	8.62%	4.17%	7.71%	4.98%
Annualized return on average tangible common shareholders' equity (non-GAAP):
Net income available to common shareholders	$187,969	$155,711	$108,686	$569,002	$358,902
Add: Amortization of other intangible assets (net of tax), other than loan servicing rights	5,027	5,112	5,377	20,878	22,210
Net income available to common shareholders excluding intangible amortization (non-GAAP)	192,996	160,823	114,063	589,880	381,112
Average tangible common shareholders' equity (non- GAAP)	$5,446,531	$5,339,946	$4,957,785	$5,295,227	$4,677,161
Annualized return on average tangible common shareholders' equity (non-GAAP)	14.17%	12.05%	9.20%	11.14%	8.15%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)
	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2025	2025	2024	2025	2024
Efficiency ratio (non-GAAP):
Non-interest expense, as reported (GAAP)	$299,401	$281,985	$278,582	$1,142,126	$1,105,860
Less: Loss on extinguishment of debt (pre-tax)	—	—	—	922	—
Less: FDIC Special assessment (pre-tax)	(5,672)	(3,817)	—	(9,489)	8,757
Less: Restructuring charge (pre-tax)	630	3,854	1,085	5,284	2,039
Less: Amortization of tax credit investments (pre-tax)	15,191	8,147	1,740	41,792	18,946
Less: Litigation reserve (pre-tax)	(239)	1,012	—	773	—
Non-interest expense, as adjusted (non-GAAP)	$289,491	$272,789	$275,757	$1,102,844	$1,076,118
Net interest income, as reported (GAAP)	464,907	$446,224	$422,977	$1,763,644	$1,628,708
Non-interest income, as reported (GAAP)	76,341	64,887	51,202	262,126	224,501
Add: Net losses on the sale of commercial real estate loans (pre-tax)	—	—	7,866	—	13,660
Less: Litigation settlements (pre-tax)	—	—	—	—	(7,334)
Less: (Gains) losses on available for sale and held to maturity securities transactions, net (pre-tax)	—	(28)	3	(17)	15
Less: Gain on sale of commercial premium finance division (pre-tax)	—	—	—	—	(3,629)
Non-interest income, as adjusted (non-GAAP)	$76,341	$64,859	$59,071	$262,109	$227,213
Gross operating income, as adjusted (non-GAAP)	$541,248	$511,083	$482,048	$2,025,753	$1,855,921
Efficiency ratio (non-GAAP)	53.49%	53.37%	57.21%	54.44%	57.98%

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands, except for share data)	2025	2025	2025	2025	2024
Tangible book value per common share (non-GAAP):
Common shares outstanding	556,618,021	560,784,352	560,281,821	560,028,101	558,786,093
Shareholders' equity (GAAP)	$7,807,698	$7,695,374	$7,575,421	$7,499,897	$7,435,127
Less: Preferred stock	354,345	354,345	354,345	354,345	354,345
Less: Goodwill and other intangible assets	1,969,811	1,976,594	1,983,515	1,990,276	1,997,597
Tangible common shareholders' equity (non-GAAP)	$5,483,542	$5,364,435	$5,237,561	$5,155,276	$5,083,185
Tangible book value per common share (non-GAAP)	$9.85	$9.57	$9.35	$9.21	$9.10
Tangible common equity to tangible assets (non-GAAP):
Tangible common shareholders' equity (non-GAAP)	$5,483,542	$5,364,435	$5,237,561	$5,155,276	$5,083,185
Total assets (GAAP)	$64,132,725	$63,018,614	$62,705,358	$61,865,655	$62,491,691
Less: Goodwill and other intangible assets	1,969,811	1,976,594	1,983,515	1,990,276	1,997,597
Tangible assets (non-GAAP)	$62,162,914	$61,042,020	$60,721,843	$59,875,379	$60,494,094
Tangible common equity to tangible assets (non-GAAP)	8.82%	8.79%	8.63%	8.61%	8.40%

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	December 31,
	2025	2024
	(Unaudited)
Assets
Cash and due from banks	$315,166	$411,412
Interest bearing deposits with banks	1,268,399	1,478,713
Investment securities:
Equity securities	82,774	71,513
Available for sale debt securities	4,202,218	3,369,724
Held to maturity debt securities (net of allowance for credit losses of $734 at December 31, 2025 and $647 at December 31, 2024)	3,495,837	3,531,573
Total investment securities	7,780,829	6,972,810
Loans held for sale (includes fair value of $8,212 at December 31, 2025 and $15,681 at December 31, 2024 for loans originated for sale)	26,236	25,681
Loans	50,136,728	48,799,711
Less: Allowance for loan losses	(583,400)	(558,850)
Net loans	49,553,328	48,240,861
Premises and equipment, net	330,757	350,796
Lease right of use assets	313,891	328,475
Bank owned life insurance	738,090	731,574
Accrued interest receivable	243,897	239,941
Goodwill	1,868,936	1,868,936
Other intangible assets, net	100,875	128,661
Other assets	1,592,321	1,713,831
Total Assets	$64,132,725	$62,491,691
Liabilities
Deposits:
Non-interest bearing	$12,155,500	$11,428,674
Interest bearing:
Savings, NOW and money market	28,603,470	26,304,639
Time	11,424,123	12,342,544
Total deposits	52,183,093	50,075,857
Short-term borrowings	91,475	72,718
Long-term borrowings	2,908,579	3,174,155
Junior subordinated debentures issued to capital trusts	57,803	57,455
Lease liabilities	372,448	388,303
Accrued expenses and other liabilities	711,629	1,288,076
Total Liabilities	56,325,027	55,056,564
Shareholders’ Equity
Preferred stock, no par value; authorized 50,000,000 shares authorized:
Series A (4,600,000 shares issued at December 31, 2025 and December 31, 2024)	111,590	111,590
Series B (4,000,000 shares issued at December 31, 2025 and December 31, 2024)	98,101	98,101
Series C (6,000,000 shares issued at December 31, 2025 and December 31, 2024)	144,654	144,654
Common stock (no par value, authorized 650,000,000 shares; issued 560,878,750 shares at December 31, 2025 and 558,786,093 shares at December 31, 2024)	196,730	195,998
Surplus	5,464,845	5,442,070
Retained earnings	1,912,933	1,598,048
Accumulated other comprehensive loss	(74,379)	(155,334)
Treasury stock, at cost (4,260,729 common shares at December 31, 2025)	(46,776)	—
Total Shareholders’ Equity	7,807,698	7,435,127
Total Liabilities and Shareholders’ Equity	$64,132,725	$62,491,691

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
Interest Income
Interest and fees on loans	$724,208	$733,191	$750,667	$2,881,290	$3,079,864
Interest and dividends on investment securities:
Taxable	73,111	70,211	55,983	274,384	181,940
Tax-exempt	4,564	4,611	4,803	18,558	19,253
Dividends	5,322	4,891	5,860	21,405	24,958
Interest on federal funds sold and other short-term investments	8,592	14,019	17,513	36,847	51,482
Total interest income	815,797	826,923	834,826	3,232,484	3,357,497
Interest Expense
Interest on deposits:
Savings, NOW and money market	197,892	210,921	214,489	812,424	913,963
Time	116,657	133,108	158,716	504,158	644,964
Interest on short-term borrowings	502	555	293	5,739	22,047
Interest on long-term borrowings and junior subordinated debentures	35,839	36,115	38,351	146,519	147,815
Total interest expense	350,890	380,699	411,849	1,468,840	1,728,789
Net Interest Income	464,907	446,224	422,977	1,763,644	1,628,708
Provision (credit) for credit losses for available for sale and held to maturity securities	97	—	(429)	87	(558)
Provision for credit losses for loans	20,046	19,171	106,965	139,687	309,388
Net Interest Income After Provision for Credit Losses	444,764	427,053	316,441	1,623,870	1,319,878
Non-Interest Income
Wealth management and trust fees	18,215	16,134	16,425	63,436	62,616
Insurance commissions	3,628	2,914	3,705	13,374	12,794
Capital Markets	15,498	9,814	7,425	42,019	27,221
Service charges on deposit accounts	17,032	16,764	12,989	61,227	48,276
Gains on securities transactions, net	1	28	1	74	100
Fees from loan servicing	3,061	3,405	3,071	13,352	12,393
Gains (losses) on sales of loans, net	1,944	740	(4,698)	6,906	(5,840)
(Losses) gains on sales of assets, net	(81)	(108)	(20)	(3)	3,727
Bank owned life insurance	4,595	4,657	3,775	20,048	16,942
Other	12,448	10,539	8,529	41,693	46,272
Total non-interest income	76,341	64,887	51,202	262,126	224,501
Non-Interest Expense
Salary and employee benefits expense	144,660	146,820	137,117	579,520	558,595
Net occupancy expense	26,058	24,865	26,576	102,294	102,124
Technology, furniture and equipment expense	32,605	30,708	35,482	123,876	135,109
FDIC insurance assessment	5,643	8,357	14,002	39,059	61,476
Amortization of other intangible assets	7,438	7,544	8,373	30,428	35,045
Professional and legal fees	26,846	24,261	21,794	86,747	70,315
Loss on extinguishment of debt	—	—	—	922	—
Amortization of tax credit investments	15,191	8,147	1,740	41,792	18,946
Other	40,960	31,283	33,498	137,488	124,250
Total non-interest expense	299,401	281,985	278,582	1,142,126	1,105,860
Income Before Income Taxes	221,704	209,955	89,061	743,870	438,519
Income tax expense (benefit)	26,301	46,600	(26,650)	145,887	58,248
Net Income	195,403	163,355	115,711	597,983	380,271
Dividends on preferred stock	7,434	7,644	7,025	28,981	21,369
Net Income Available to Common Shareholders	$187,969	$155,711	$108,686	$569,002	$358,902

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$49,614,838	$724,231	5.84%	$49,270,853	$733,214	5.95%	$49,730,130	$750,690	6.04%
Taxable investments (3)	7,737,669	78,433	4.05	7,522,290	75,102	3.99	6,504,106	61,843	3.80
Tax-exempt investments (1)(3)	533,578	5,777	4.33	540,491	5,837	4.32	565,877	6,080	4.30
Interest bearing deposits with banks	869,310	8,592	3.95	1,289,519	14,019	4.35	1,414,670	17,513	4.95
Total interest earning assets	58,755,395	817,033	5.56	58,623,153	828,172	5.65	58,214,783	836,126	5.75
Other assets	4,500,159			4,423,062			4,650,555
Total assets	$63,255,554			$63,046,215			$62,865,338
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$27,891,256	$197,892	2.84%	$27,005,791	$210,921	3.12	$25,928,201	$214,489	3.31%
Time deposits	11,553,390	116,657	4.04	12,621,182	133,108	4.22	13,530,980	158,716	4.69
Short-term borrowings	94,353	502	2.13	89,147	555	2.49	72,504	293	1.62
Long-term borrowings (4)	2,964,587	35,839	4.84	2,961,510	36,115	4.88	3,234,264	38,351	4.74
Total interest bearing liabilities	42,503,586	350,890	3.30	42,677,630	380,699	3.57	42,765,949	411,849	3.85
Non-interest bearing deposits	11,917,134			11,540,351			11,266,899
Other liabilities	1,111,872			1,211,424			1,577,331
Shareholders' equity	7,722,962			7,616,810			7,255,159
Total liabilities and shareholders' equity	$63,255,554			$63,046,215			$62,865,338
Net interest income/interest rate spread (5)		$466,143	2.26%		$447,473	2.08%		$424,277	1.90%
Tax equivalent adjustment		(1,236)			(1,249)			(1,300)
Net interest income, as reported		$464,907			$446,224			$422,977
Net interest margin (6)			3.17%			3.04%			2.91%
Tax equivalent effect			0.00			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			3.17%			3.05%			2.92%

(1)     Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of financial condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.

INVESTOR RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Andrew Jianette, Investor Relations, Valley National Bancorp, 70 Speedwell Avenue, Morristown, New Jersey, 07960 by e-mail at investorrelations@valley.com.